Company Contact:                  Mali Shrinivas

Chief Financial Officer

(310) 460-0050

FOR IMMEDIATE RELEASE

Investor Relations:                  Chad A. Jacobs

Integrated Corporate Relations

(203) 222-9013

MOSSIMO, INC. REPORTS SECOND QUARTER FISCAL 2004 RESULTS

Santa Monica, California, August 12, 2004—Mossimo, Inc. (NASDAQ: MOSS) today announced financial results for the second quarter ended June 30, 2004.

Mossimo, Inc. reported second quarter 2004 net revenues of $6.0 million compared to $6.9 million for the same period last year.  The Company reported second quarter net earnings of $1.0 million compared to net earnings of $1.8 million for the same period last year, and diluted earnings per share of $0.06 compared to diluted earnings per share of $0.12 for the same period last year. Pre-tax net earnings were $1.7 million, or $0.11 per diluted share in the second quarter of 2004, compared to pre-tax net earnings of $3.1 million, or $0.20 per diluted share in the second quarter of 2003.

Net revenues for the six months ended June 30, 2004 were $12.2 million compared to $12.7 million in the same period last year. The company reported net earnings for the first six months of 2004 of $2.2 million compare to net earnings of $3.2 million in the corresponding period a year ago, and diluted earnings per share of $0.14 compared to diluted earnings per share of $0.21 for the same period last year.  Pre-tax net earnings for the six months ended June 30, 2004 were $3.7 million, or $0.24 per diluted share, compared to pre-tax net earnings of $5.4 million, or $0.34 per diluted share for the six months ended June 30, 2003.

Mossimo Giannulli, Chairman and Chief Executive Officer stated, “While we continue to make positive strides in our business, our results for the quarter were impacted by softer than expected consumer demand at retail. We are confident that our brand equity remains strong and our prospects for future expansion are intact. In addition, our licensing agreements with Zellers in Canada and Intermoda in Mexico, combined with Modern Amusement offer us meaningful opportunities for long-term growth.”

Edwin Lewis, Vice Chairman and President concluded, “Over the past 12-months we have continued to work hard to diversify our operations, enhance our management team, and expand our channels of distribution.  We are committed to executing our strategy and delivering increased value for our shareholders.”

Founded in 1987, Mossimo, Inc. is a designer, licensor and distributor of men’s, women’s, boy’s and girl’s apparel, footwear, and other fashion accessories such as jewelry, watches, handbags, belts and hair care products.

The matters discussed in this news release with respect to operations and future results, and the benefits thereof, are forward looking statements that involve risks and uncertainties, including the demand for the Company’s products in Target and Hudson’s Bay Company/Zellers stores which have not traditionally sold the Company’s products, changes in consumer demands and preferences, shifting trends in the overall retail and apparel market, competition from other lines, changes in consumer spending patterns and general economic conditions, and uncertainties generally associated with product introductions and apparel retailing.  Forward looking statements are not guarantees and involve known and unknown risks and uncertainties, any of which could cause actual results to vary materially from anticipated results. Operating results stated herein are not necessarily indicative of results that may be expected in future periods.  More information on risk factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K and 10Q, periodically filed with the S.E.C.

(Tables to Follow)

MOSSIMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

Unaudited

	June 30,	December 31,
	2004	2003

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,697	$9,707
Restricted cash	—	4,585
Accounts receivable	4,467	2,007
Inventories	407	—
Deferred income taxes	2,455	3,071
Prepaid expenses and other current assets	561	282
Total current assets	16,587	19,652

PROPERTY AND EQUIPMENT, net	1,056	480
DEFERRED INCOME TAXES	5,202	6,037
GOODWILL	324	—
OTHER ASSETS	62	244
	$23,231	$26,413

LIABILITIES AND STOCKHOLDERS’ EQUTY

CURRENT LIABILITIES:
Accounts payable	118	525
Accrued liabilities	711	1,513
Accrued commissions	526	5,251
Accrued bonuses	667	112
Total current liabilities	2,022	7,401

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.001; authorized shares 3,000,000; no shares issued or outstanding	—	—

Common stock, par value $.001; authorized shares 30,000,000; issued and outstanding 15,738,442 at June 30, 2004 and December 31, 2003	15	15
Additional paid-in capital	39,763	39,763
Accumulated deficit	(18,569)	(20,766)
Stockholders’ equity	21,209	19,012
	$23,231	$26,413

MOSSIMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

Unaudited

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003

REVENUE FROM LICENSE ROYALTIES AND DESIGN SERVICE FEES	$5,784	$6,858	$11,994	$12,726

PRODUCT SALES REVENUES	424	—	450	—

Total revenues	6,208	6,858	12,444	12,726

COST OF PRODUCT SALES REVENUES	211	—	224	—

Net revenues	5,997	6,858	12,220	12,726

OPERATING EXPENSES:
Selling, general and administrative	4,330	3,774	8,543	7,300

Operating earnings	1,667	3,084	3,677	5,426

INTEREST INCOME (EXPENSE), net	20	(9)	47	(23)

Earnings before income taxes	1,687	3,075	3,724	5,403

Provision for income taxes	680	1,230	1,527	2,160

Net earnings	$1,007	$1,845	$2,197	$3,243

Earnings per common share:
Basic	$0.06	$0.12	$0.14	$0.21

Diluted	$0.06	$0.12	$0.14	$0.21

Weighted average common shares outstanding:

Basic	15,738	15,493	15,738	15,491

Diluted	15,768	15,643	15,770	15,707